Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CBIZ, INC.

FIRST: The name of the corporation is CBIZ, Inc. (the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) or any successor statute.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors, acting by majority vote, is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

SIXTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, election of directors of the Corporation need not be by written ballot.

SEVENTH: To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Neither the amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of applicable law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Corporation existing at the time of such amendment, repeal, adoption or modification.

EIGHTH: Except as otherwise agreed in writing between such director and the Corporation, or as provided below, to the fullest extent permitted by applicable law, (a) no director of the Corporation shall have any duty (fiduciary or otherwise) or obligation, if any, to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation or any of its subsidiaries or (ii) doing business with any client, customer or vendor of the Corporation or any of its subsidiaries, including, in the cases of clauses (i) or (ii), any such matters as may be Corporate Opportunities (as defined below); and (b) no director shall be deemed to have breached any duty (fiduciary or otherwise), if any, to the Corporation or any of its subsidiaries or stockholders solely by reason of any director of the Corporation (other than any director who is also an employee of the Corporation) engaging in any such activity or entering into such transactions, including any Corporate Opportunities. A “Corporate Opportunity” means any potential transaction, investment or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its subsidiaries could have any expectancy or interest.

Without limiting the foregoing, the Corporation and its subsidiaries shall have no interest or expectation in, nor right to be informed of, any Corporate Opportunity, and in the event that any director of the Corporation acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity, such director shall, to the fullest extent permitted by law, have no duty (fiduciary or otherwise) or obligation to communicate or offer such Corporate Opportunity to the Corporation or any of its subsidiaries or to any other director of the Corporation and shall not, to the fullest extent permitted by law, be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary duty as a director of the Corporation or any of its subsidiaries solely by reason of the fact that any director of the Corporation acquires or seeks such Corporate Opportunity for itself, directs such Corporate Opportunity to another individual, partnership, joint venture, corporation, association, joint stock company, limited liability company, trust, unincorporated organization or government or a department or agency or political subdivision thereof, or otherwise does not communicate information regarding such Corporate Opportunity to the Corporation or its subsidiaries, and the Corporation and its subsidiaries, to the fullest extent permitted by law, waive and renounce any claim that such business opportunity constituted a Corporate Opportunity that should have been presented to the Corporation or its subsidiaries. In addition to and notwithstanding the foregoing provisions of this Article EIGHTH, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH.

NINTH: The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.